Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

The Savings Plan Committee
The Gillette Company Employees' Savings Plan:

We consent to the incorporation by reference in Registration Statement Nos. 33-9495, 33-56218, 33-59125 and 333-55790 on Form S-8 of The Gillette Company Employees' Savings Plan of our report dated June 25, 2001, relating to the statements of assets available for plan benefits of The Gillette Company Employees' Savings Plan as of December 31, 2000 and 1999 and the related statements of changes in net assets available for plan benefits for the years then ended, which report appears in the December 31, 2000 annual report on Form 11-K of The Gillette Company Employees' Savings Plan.

                KPMG LLP
                KPMG LLP

Boston, Massachusetts
June 25, 2001